                                                                      EX-99.9(b)

                        INVESTMENT ACCOUNTING AGREEMENT


THIS AGREEMENT, effective as of the 1st day of January, 1997, is made by and between MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC., a Maryland corporation, having its principal place of business at 320 Park Avenue, New York, New York 10022 ("Fund"), and MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION, a Delaware corporation, having its principal place of business at 320 Park Avenue, New York, New York 10022 ("Capital Management").

WHEREAS, Fund is registered as an "investment company" under the Investment Company Act of 1940 (the "1940 Act") and has multiple series ("Portfolios"); and

WHEREAS, Capital Management serves as investment adviser for the Fund and its Portfolios, and Capital Management, to the extent needed for its operations, has access to employees and facilities of Mutual of America Life Insurance Company, its indirect parent company ("Mutual of America"), through a Service Agreement, effective as of January 3, 1994, as amended from time to time, with Mutual of America; and

WHEREAS, Mutual of America employees perform certain investment accounting and recordkeeping services for Mutual of America Investment Corporation (the "Investment Corporation"), which is registered as an investment company under the 1940 Act and which currently has eight series; and

WHEREAS, the current Portfolios of the Fund are, and future Portfolios are expected to be, substantially similar to series of the Investment Company; and

WHEREAS, Fund desires to appoint Capital Management as its investment accounting and recordkeeping agent for the Portfolios of the Fund, and Capital Management is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Fund and Capital Management, intending to be legally bound, mutually covenant and agree as follows:

1.   Appointment of Recordkeeping Agent.  Fund hereby constitutes and appoints
     ----------------------------------
     Capital Management as investment accounting and recordkeeping agent for the Portfolios of the Fund to perform accounting and recordkeeping functions related to portfolio transactions required of Fund under Rule 31a of the 1940 Act; to provide information available under its Accounting System (defined below) necessary for Fund to file financial and securities reports and for Fund personnel to monitor Fund activities; and to calculate the net asset value of the Portfolios.

2.   Representations and Warranties of Fund. Fund hereby represents, warrants
     --------------------------------------
     and acknowledges to Capital Management that:

     A. It is a corporation duly organized and existing and in good standing under the laws of Maryland, and that it is registered under the 1940 Act;

     B. It has the requisite power and authority under applicable law, its charter and its bylaws to enter into this Agreement; it has taken all requisite action necessary to appoint Capital Management as investment accounting and recordkeeping agent for the Portfolios of the Fund; this Agreement has been duly executed and delivered by Fund; and this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms; and

     C. It has determined to its satisfaction that the proprietary accounting systems licensed by Capital Management (the "Accounting System") are appropriate and suitable for its needs and providing the services to the Fund contemplated hereunder.

3.   Representations and Warranties of Capital Management.  Capital Management
     ----------------------------------------------------
     hereby represents, warrants and acknowledges to Fund that:

     A. It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware;

     B. It has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by Capital Management; and that this Agreement constitutes a legal, valid and binding obligation of Capital Management, enforceable in accordance with its terms;

     C. The accounts and records maintained and preserved by Capital Management shall be the property of Fund and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by Fund in writing;

     D. The Accounting System is appropriate and suitable for Capital Management's performance of its obligations under this Agreement; and

     E. Capital Management, either directly or through Mutual of America, has obtained licenses for the Accounting System, and Capital Management and/or Mutual of America have the right and ability to use the Accounting System and to allow the Fund access to the Accounting System as contemplated by this Agreement; and Capital Management warrants that it will defend, and indemnify and hold harmless, the Fund against any loss, damage or expense (including reasonable outside counsel fees) resulting from any claim of infringement based on such use or access.

4.   Duties and Responsibilities of Fund.
     -----------------------------------

     A. Fund shall cause Investors Fiduciary Trust Company to turn over to Capital Management all of each Portfolio's accounts and records previously maintained, if any, as required by Capital Management to perform its services hereunder.

     B. Fund shall provide to Capital Management the information necessary to perform Capital Management's duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which Capital Management prices the Portfolios' securities and foreign currency holdings.

     C. Fund shall furnish Capital Management with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the Portfolios when such information is not readily available from generally accepted securities industry services or publications.

     D. Fund shall pay to Capital Management such compensation at such time as may from time to time be agreed upon in writing by Capital Management and Fund. The initial compensation schedule is attached as Exhibit A. Fund also shall reimburse Capital Management on demand for all out-of-pocket disbursements, costs and expenses incurred by Capital Management in connection with services performed pursuant to this Agreement.

     E. Fund shall notify Capital Management of any changes in statutes, rules, regulations, requirements, or policies which may necessitate changes in Capital Management's responsibilities or procedures.

     F. Fund shall provide to Capital Management, as conclusive proof of any fact or matter required to be ascertained from Fund as determined by Capital Management, a certificate signed by Fund's president or other officer of Fund, or other authorized individual, as requested by Capital Management. Fund shall also provide to Capital Management instructions with respect to any matter concerning this Agreement requested by Capital Management. Capital Management may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of Fund, and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from Fund.

     G. Fund shall preserve the confidentiality of the Accounting System and any tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Accounting System and the business of Capital Management which is not otherwise publicly available ("Confidential Information"). Fund shall not voluntarily disclose such Confidential Information to any other person other than its own employees or agents who reasonably have a need to know such information pursuant to this Agreement or as required by law, provided that Fund shall advise Capital Management prior to making any disclosure required by law. Fund shall return all such Confidential Information to Capital Management upon termination or expiration of this Agreement.

     H. Fund has been informed that the Accounting System is licensed for use by Capital Management, and Fund acknowledges that the licensor has proprietary rights in and to the Accounting System and all other Capital Management or licensed programs, code, techniques, know-how, data bases, supporting documentation, data formats and procedures, including without limitation any changes or modifications made at the request or expense or both of Fund (collectively, the "Protected Information"). Fund shall preserve the confidentiality of the Protected Information, and Fund hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. Fund shall so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. The licensor of the Accounting System is intended to be and shall be a third party beneficiary of the Fund's obligations and undertakings contained in this paragraph.

     I. Fund shall cause its custodian, transfer agent and other service providers, if any, to furnish information to Capital Management needed by Capital Management for the performance of its duties hereunder.

5.   Duties and Responsibilities of Capital Management.
     -------------------------------------------------

     A. Capital Management shall calculate each Portfolio's net asset value, and net asset value per share, in accordance with Fund's prospectus, and shall use its best efforts to transmit such values to the Fund and/or its transfer agent not later then 6:00 p.m. Eastern time, or as soon thereafter as possible, under normal circumstances. Capital Management will price the securities and foreign currency holdings of the Portfolios for which market quotations are available by the use of outside services designated by Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be priced in accordance with Fund's instructions. On a daily basis, Capital Management will review for completeness the reports of valuations of portfolio securities.

     B. Capital Management shall prepare and maintain, with the direction and as interpreted by Fund or Fund's accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Portfolio's net asset value, and as further agreed upon by the parties in writing, and such information shall be available to the Fund on a daily basis by computer download, subject to the production limitations of the Accounting System. Capital Management shall preserve such records in the manner and for the periods required by law or for such longer period as the parties may agree upon in writing. Fund shall advise Capital

          Management in writing of all applicable record retention requirements, other than those set forth in the 1940 Act.

     C. Capital Management shall make available to Fund and Fund's accountants for inspection or reproduction within a reasonable time, upon demand, all accounts and records of Fund maintained and preserved by Capital Management.

     D. Capital Management shall reasonably cooperate with Fund to coordinate with Fund's custodian, transfer agent and other service providers, if any, to obtain information about the Fund needed for Capital Management's performance of its obligations hereunder. Capital Management's out-of-pocket costs and expenses incurred in connection therewith shall be reimbursed by Fund.

     E. Capital Management shall assist Fund's independent accountants, or upon approval of Fund or upon demand, any regulatory body, in any requested review of Fund's accounts and records maintained by Capital Management but shall be reimbursed by Fund for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.

     F. Upon receipt from Fund of any necessary information or instructions, Capital Management shall provide information from the books and records it maintains for Fund that Fund needs for tax returns, meetings of Fund's Board of Directors or shareholders, questionnaires, compliance with tax and securities law requirements, or periodic reports to shareholders and such other reports and information requests as Fund and Capital Management shall agree upon from time to time.

     G. Additional series or portfolios of Fund may be added to this Agreement, provided that Capital Management consents to such addition. Rates or charges for each additional series or portfolio shall be as agreed upon by Capital Management and Fund in writing.

     H. Capital Management shall not have any responsibility hereunder to Fund, Fund's shareowners or any other person or entity for moneys or securities of Fund, whether held by Fund or custodians of Fund.

6.   Indemnification. Capital Management shall not be responsible or liable for,
     ---------------
     and Fund shall indemnify and hold Capital Management harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by Capital Management or for which it may be liable, arising out of or attributable to:

     A. Capital Management's action or omission to act pursuant hereto, except for any loss or damage arising from any negligent act, bad faith or willful misconduct of Capital Management. Capital Management shall hold harmless and indemnify Fund from and against any loss or liability (including reasonable outside counsel fees) arising out of

          Capital Management's negligence, bad faith or willful misconduct. Neither party shall be liable to the other for consequential, special, or punitive damages in any event.

     B. Capital Management 's payment of money as requested by Fund, or the taking of any action which might make Capital Management liable for payment of money; provided, however, that Capital Management shall not be obligated to expend its own moneys or to take any such action except in Capital Management's sole discretion.

     C. Capital Management's action or omission to act hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

     D. Capital Management's action or omission to act in good faith reliance on the written advice or written opinion of counsel for Fund or its own counsel, which advice or opinion may be obtained by Capital Management at the expense of Fund, or on the instructions, advice and statements of Fund, Fund's accountants and officers or other authorized individuals, and, upon notice to Fund, others believed by it in good faith to be expert in matters upon which they are consulted.

     E. The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, Capital Management shall be under no duty or obligation to inquire into:

          1. The validity of the issue of any securities purchased by or for Fund, or the legality of the purchase thereof, or the propriety of the purchase price;

          2. The legality of the sale of any securities by or for Fund, or the propriety of the sale price;

          3. The legality of the issue, sale or purchase of any shares of Fund, or the sufficiency of the purchase or sale price; or

          4. The legality of the declaration of any dividend by Fund, or the legality of the issue of any shares of Fund in payment of any stock dividend.

     F. Any error, omission, inaccuracy or other deficiency of Fund's accounts and records or other information provided by or on behalf of Fund to Capital Management, or the failure of Fund to provide, or provide in a timely manner, any accounts, records, or information needed by Capital Management to perform its functions hereunder.

     G. The Fund's refusal or failure to comply with the terms of this Agreement (including without limitation the Fund's failure to pay or reimburse Capital Management under this indemnification provision), the Fund's negligence or willful misconduct, or the failure of any representation or warranty of the Fund hereunder to be and remain true and correct in all respects at all times.

7.   Force Majeure. Capital Management shall not be responsible or liable for
     -------------
     its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service (provided, however, that Capital Management shall maintain a reasonable business continuation plan for its investment accounting services); inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

8.   Procedures.  Capital Management and Fund may from time to time adopt
     ----------
     procedures as they agree upon, and Capital Management may conclusively assume that any procedure approved or directed by Fund or its accountants or other advisors does not conflict with or violate any requirements of Fund's prospectus, charter or declaration of trust, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound.

9.   Term and Termination. The initial term of this Agreement shall be a period
     --------------------
     of one year commencing on the effective date hereof. This Agreement shall continue thereafter until terminated by either party by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. If, however, Capital Management materially breaches any representation or warranty in Section 3 or any provision in Section 5 of this Agreement, the Fund may terminate this Agreement upon not less than ten days' written notice to Capital Management, unless Capital Management cures such breach within the notice period. Upon termination of this Agreement:

     A. Fund shall pay to Capital Management its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date.

     B. Fund shall designate a successor (which may be Fund) by notice in writing to Capital Management on or before the termination date.

     C. Capital Management shall deliver to the successor, or if none has been designated, to Fund, at Capital Management's office, all records, funds and other properties of Fund deposited with or held by Capital Management hereunder. In the event that neither a successor nor Fund takes delivery of all records, funds and other properties of Fund by the termination date, Capital Management's sole obligation with respect thereto from the termination date until delivery to a successor or Fund shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and Capital Management shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10.  Notices.  Notices, requests, instructions and other writings addressed to
     -------
     Fund at 320 Park Avenue, New York, New York 10022, Attn: Dolores J. Morrissey, or at such address as Fund may have designated to Capital Management in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings addressed to Capital Management at its offices at 320 Park Avenue, New York, New York 10022, Attn: John Davidson, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to Capital Management hereunder.

11.  Limitation of Portfolio Liability. Each Portfolio shall be regarded for all
     ---------------------------------
     purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

12.  Miscellaneous.
     -------------

     A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, without reference to the choice of laws principles thereof.

     B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     C. The representations and warranties, the indemnification extended hereunder, and the provisions of Section 4.G. and 4.H. are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     D. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

     E. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

     F. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     G. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     H. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     I. This Agreement may not be assigned by either party without the prior written consent of the other.

     J. Neither the executed nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Fund and Capital Management .

     K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.


               MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION


               By:______________________________________

               Title:_____________________________________


               MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.


               By:______________________________________

               Title:_____________________________________

                                                                       EXHIBIT A
                                                                       ---------


                MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION


                   MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

                                  FEE SCHEDULE
I.   INVESTMENT ACCOUNTING

A.   Monthly Base Fee Per Portfolio
     ------------------------------

     $500 (not included in minimum monthly asset fee discussed in I.B. below.)

B.   Minimum Monthly Fee
     -------------------

     There is a monthly minimum fee of $2,000 per fund/portfolio. The monthly minimum fee per portfolio will not apply in any given month to any portfolio if the asset based fee discussed in I.C. below produces greater revenue for that month than the aggregate minimum monthly fees.

C.   Asset Based Fee on a Total Relationship Basis
     ---------------------------------------------

     The following fees (which are stated at an annual rate) shall be applied monthly to the value of the aggregate total assets held in the portfolios:

     2.25/100 of 1% (2.25 basis points) on the first $1.5 billion in assets 1/100 of 1% (1 basis point) on all assets in excess of $1.5 billion

D.   Additional Classes
     ------------------

     There is a monthly fee of $350 for each additional class.


II.  NOTES TO THE ABOVE FEE SCHEDULE

A. Asset based fees will be billed monthly at 1/12th of the annual stated rate based on monthly average net assets.

B. The above schedule does not include out-of-pocket expenses that would be incurred by Capital Management on the client's behalf. Examples of out-of-pocket expenses include but are not limited to microfiche, disaster recovery, pricing services, overnight mailing services, etc. Capital Management bills out-of-pocket expenses separately from service fees.

Mutual of America Institutional Funds, Inc.                            EXHIBIT A
Fee Schedule (Continued)



C. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

D. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by Capital Management.

E. Capital Management agrees that it will not receive compensation for its services to Fund to the extent Fund pays Investors Fiduciary Trust Company ("IFTC") for such services until the termination of the Investment Accounting Agreement between IFTC and Fund. The fees hereunder are guaranteed for a one year period commencing on the date Capital Management begins receiving compensation for its services. All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date.



---------------------------------    -------------------------------------------
Mutual of America Capital            Mutual of America Institutional Funds, Inc.
   Management Corporation


-----------------                    -----------------
Date                                 Date



                                      -2-